Exhibit 99.1

`[GRAPHIC OMITTED][GRAPHIC OMITTED]


                                     For further information, please contact:
                                                             Peter W. Chehayl
                                                   Senior Vice President, CFO
                                              Centennial Communications Corp.
                                                          1305 Campus Parkway
                                                           Neptune, NJ  07753
                                                      (732) 919-1000 ext. 379

                            CENTENNIAL COMMUNICATIONS
                      PLANS $250 MILLION PRIVATE PLACEMENT
                          OF SENIOR SUBORDINATED NOTES


FOR IMMEDIATE RELEASE

     Neptune, New Jersey - March 21, 2000. Centennial Communications Corp. (NASDAQ: CYCL) announced today that it anticipates offering $250,000,000 in aggregate principal amount of senior subordinated notes due 2007 in a private placement transaction pursuant to Rule 144A. The net proceeds from the offering are expected to be used to pay for acquisitions in Puerto Rico, investments in the Dominican Republic and other general corporate purposes.

The notes anticipated to be offered and sold will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.